Exhibit 11.1

Code of Ethics of Chunghwa Telecom Co., Ltd.

All articles adopted by the 2nd special meeting of the Company’s 3rd Board of Directors on April 28, 2004.

The amendment adopted by the 12th meeting of the Company’s 4th Board of Directors on March 28, 2006.

All 19 articles amended by the 8th meeting of the Company’s 6th Board of Directors on April 26, 2011. The amendment adopted by the 17th meeting of the Company’s 6th Board of Directors on August 29, 2012.

Article 1 Purpose and applicable scope

Chunghwa Telecom Co., Ltd. (hereinafter referred to as the “Company”) and its directors, supervisors, managers, and employees shall conduct business throughout the world in accordance with the highest ethical standards. This Code of Ethics is hereby stipulated in order to establish an obedience and maintenance standard.

The Code of Ethics embodies rules regarding individual and group responsibilities, as well as responsibilities to the Company, the public, and other stakeholders. This Code of Ethics applies to the Company’s directors, supervisors, managers, and employees. The purpose of this Code of Ethics is to prevent from wrongdoing and to cause their conducts to be in compliance with the following requirements:

1.	Honesty and ethics;

2.	Avoiding conflict of interest;

3.	No appropriation for personal gains;

4.	Caring for employees;

5.	Keeping trade secrets;

6.	Disclosing the Company’s information in a full, fair, accurate, timely, and understandable manner;

7.	Treating fairly with the Company’s customers, suppliers, and competitors;

8.	Protecting the Company’s assets and utilizing them in an efficient and legitimate manner;

9.	Complying with laws, rules, and regulations;

10.	Preventing from insider trading;

11.	Preventing from corruption and bribery;

12.	Implementing environmental protection and establish a healthy and safe working environment;

13.	Reporting and handling discovered violations against the Code of Ethics; and

14.	Full understanding and compliance with this Code of Ethics.

Article 2 Honesty and ethics

The Company’s directors, supervisors, managers, and employees shall act according to the ethics and perform their duties with honesty.

Honest conduct mentioned above refers to a conduct that is free from intent of fraud or fact of deception. Conduct in compliance with ethics refers to a conduct that meets the professional standards, including the handling of conflict of interests in connection with the personal matters or their duties.

Articles 3 Avoiding conflict of interest

“Conflict of interests” stipulated in the previous Article refers to a situation where directors, supervisors, managers, and employees face a choice between their personal interests (financial interests or otherwise) and the interests of the Company.

Conflict of interests will always cause public concerns toward the Company’s image. Services to the Company shall not be provided basing on personal interests, and directors, supervisors, managers, and employees are required to act in the Company’s best interest to avoid from any conflict of interests.

Where the Company’s directors, supervisors, managers, and employees are in a position whose objectivity may be questioned because of personal interests or interests of their spouse, children, or relatives within the second degree (including working for companies whose interests are in direct competition with the Company) shall notify their immediate supervisor or the Company’s Human Resources Department. Where any individual is aware that a material transaction or relationship might gives rise to a personal conflict of interests, he/she shall discuss about the matter with his/her immediate supervisor or the Company’s Human Resources Department immediately.

A conflict of interests may arise when a director or supervisor takes actions or has interests that might make him/her difficult to perform the director’s or supervisor’s duty objectively and effectively. Conflict of interests will arise where a director or supervisor, or the director’s or supervisor’s spouses, children or relatives within the second degree, receives improper personal benefits because of the director’s or supervisor’s position in the Company. Directors or supervisors shall not have a direct economic relationship with the Company unless otherwise authorized by Chunghwa’s Board of Directors (hereinafter referred to as the “Board”).

Loans to or guarantees in favor of directors, supervisors, senior managers or their spouses, children, and relatives within the second degree are prohibited in order to avoid from conflict of interests. Loans to other personnel shall be reviewed and approved in advance pursuant to the Company’s rules.

While potential conflict of interests involving directors, supervisors, or senior managers shall be reviewed directly by the Board, those of other personnel of the Company shall be reviewed in accordance with the Company’s relevant regulations. The relevant activities may be permitted if they are determined to be not harmful to the Company.

Article 4 No appropriation for personal gains

Directors, supervisors, managers, and employees have a duty to protect the Company’s legitimate interests. Unless the Company otherwise agrees, any individual shall not take advantage of the Company’s assets, information or its position to obtain personal interests.

Any person is prohibited from competing with the Company unless it is otherwise approved in writing by the Company’s Human Resources Department in advance.

Articles 5 Caring for Employees

Employees are the most important assets of the Company. The Company’s sustainable development relies on excellent employees who have realized their dreams in an excellent working environment and abundant business opportunities. The Company’s management shall be in compliance with the following requirements:

1.	Complying with labor related laws and regulations;

2.	Treating each employee fairly, openly, and justly;

3.	Caring for employees, respecting employees, and listening to the employees;

4.	Motivating employee’s innovation and passion toward the Company;

5.	Providing employees with a safe, healthy, and sanitary working environment;

6.	Striving to improve working conditions;

7.	Protecting employee’s legitimate rights and interests;

8.	Improving harmony relationship between employer and employees;

9.	Creating working opportunities of employees and value; and

10.	Implementing the compliance with collective bargaining agreement.

Article 6 Keeping trade secrets

“Trade secret” is defined under this Code of Ethics to include all the Company’s trade secrets and information that is obtained from or through business or cooperative relationship which shall be kept confidential. The Company’s directors, supervisors, managers, and employees shall keep the trade secret they obtain in confidential, except where a disclosure is required by applicable laws, rules or regulations or authorized by the Company.

Article 7 Disclosing the Company’s information in a full, fair, accurate, timely, and understandable manner

All the Company related transactions and any disposition of assets shall be reflected in the accounts, financial statements and records of the Company in a full, fair, accurate, and timely manner.

All directors, supervisors, managers, and employees handling the Company’s disclosure process are required to know and understand the relevant rules with respect to disclosure requirements within the scope of their duties and shall ensure that information in documents that the Company files with or submits to the Securities and Futures Bureau, Financial Supervisory Commission, Executive Yuan, ROC (hereinafter referred to as “SFB”) and the U.S. Securities and Exchange Commission (hereinafter referred to as “U.S. SEC”), or information otherwise disclosed to the public, is provided in a full, accurate, timely, and understandable manner.

The Company’s financial statements must be prepared in accordance with the Company’s internal accounting principles so that the financial statements will fairly and completely reflect the business transactions and financial condition of the Company.

Directors, supervisors, managers, and employees shall not intentionally make (or cause others to make) any incomplete, misleading, or false statement to an attorney, accountant, government agencies, audit institutions, or relevant agencies (such as the SFB, New York Stock Exchange, or U.S. SEC). Any of the abovementioned personnel shall not directly or indirectly coerce, manipulate, mislead, or fraudulently influence any of the Company’s auditors if he/she knows (or shall have known) that his/her actions, if successful, have resulted in a significant misleading in the Company’s financial statements.

Article 8 Treating fairly with the Company’s customers, suppliers, and competitors

The Company strives to increase its market competitiveness through its superior performance and products without the use of illegal or unethical manners. The Company’s directors, supervisors, managers, and employees shall respect the rights and benefits of, and shall treat fairly with, the Company’s customers, suppliers, competitors, and employees, and shall not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, or any material misrepresentation. Any person shall not engage in any of the following activities:

1.	Receiving from or giving to any customer, supplier, or any party related to the Company any rebate or other improper benefits;

2.	Spreading false rumors about customers, suppliers, or competitors;

3.	Intentionally misrepresenting the function, quality or content of the Company’s products and services; or

4.	Taking unfair advantage of any third-party to obtain unfair benefits in order to benefit the Company.

Article 9 Protecting the Company’s assets and utilizing them in an efficient and legitimate manner

The Company’s assets shall be well protected and can only be used for legitimate business purpose of the Company. The Company’s assets, whether tangible or intangible, may be used only by authorized employees or their designees unless it is otherwise permitted by the management. Any person shall not make use of, steal, or intentionally misappropriate the assets of the Company or of any customers (including any trade secrets of the Company), for personal use, the use of another, or for other improper purpose. Any person shall not remove, destroy, or dispose of any valuables of the Company without the permission of management.

Article 10 Complying with applicable governmental laws, rules and regulations

Directors, supervisors, managers, and employees are obliged to comply with all laws and regulations applicable to the Company’s businesses activities and with all the Company policies.

The Company’s businesses activities are subject to the relevant laws, regulations, and rules in the ROC and U.S., and are subject to market examination and other regulatory supervisory. The Company’s products and services are provided basing on contractual commitments which subject to the following principles:

1.	Any person shall not intentionally violate any laws or regulations and shall consult with personnel in the internal legal department on any matter that is likely to violate any law or regulation or any of the Company’s contractual commitment.

2.	Any person shall not obtain benefits from a customer and supplier by any illegitimate manner (including intention to mislead or manipulate) and shall not make a misstatement about the Company or its products or services.

3.	Any person shall not make a misstatement about facts, contractual terms, or Chunghwa policies to customer, supplier, or regulator. If a misstatement is made, it shall be presented to with the supervisor and the internal legal department for consultation and corrected as soon as possible.

4.	Procedures established by the Company that governs the retention and destruction of records shall be in line with applicable laws and regulations, the Company’s policies, and business needs. Documents related to any pending or potential lawsuit or governmental investigation may not be destroyed, altered, or falsified. Where there is an event of litigation or government investigation, it shall be presented to the internal legal department for consultation and handled according to its instructions accordingly

5.	Any of the following illegal business practices shall not be done with representatives of competing companies:

(1)	Setting prices jointly;

(2)	Allocating or dividing markets or customers;

(3)	Boycotting or refusing from trading with other customers, suppliers, or competitors; or

(4)	Engaging in any other illegal behavior that would restrain competition.

6.	Any person shall not discuss or exchange sensitive business competing information with representatives of competing companies unless otherwise with a prior approval of the internal legal department or the compliance officer.

Article 11 Preventing from insider trading

Directors, supervisors, managers, and employees are prohibited from trading securities while they are in possession of material nonpublic information.

Directors, supervisors, managers, and employees shall comply with the relevant securities laws and the Company’s policies regarding insider trading, securities transactions and processing of business confidential information.

The Company, directors, supervisors, managers, and employees shall follow the following basic rules when engaging in securities (including bonds) transactions:

1.	Complying with all applicable insider trading related laws.

2.	Unless otherwise permitted by the ROC laws or approved by the relevant authority, any person shall not trade the Company securities while he/she possesses material and nonpublic information about the Company’s operations, activities, plans, or financial results.

3.	Material information refers to the information that may affect someone’s decision to buy, hold, or sell a company’s securities. Material information includes a company’s expected earnings, significant businesses plans of acquisition or sale, and changes to senior high-level managers. Any trading is prohibited prior to disclosure of material information or within 18 hours after the disclosure.

4.	Unless otherwise permitted by the laws or rules of the SFB or U.S. SEC, any person shall not trade securities of other companies when he/she possesses material nonpublic information about the companies. In addition, any person shall not trade securities of other companies when such trade will become illegal or result in a conflict of interests.

5.	Material nonpublic information of the Company and other companies which belongs to the Company cannot be appropriated by any person and shall not be disclosed to the following persons even there is no profits arising therefrom:

(1)	The Company’s employees who does not need to know the information for operational purpose;

(2)	Non-The Company’s employees, unless otherwise a prior approval is obtained from the management.

6.	The abovementioned rules apply to the Company’s employees’ spouses, children, relatives within the second degree, and anyone else who lives together. The Company’s employees must be cautious when discussing about your work with friends, spouses, children, relatives within the second degree, anyone else who lives together, or with other employees.

The rules outlined above apply to the following situations:

(1)	Transactions of the Company’s common shares (including stock options), preferred shares, and bond.

(2)	Transfers of accumulated value of any Chunghwa common share in any Chunghwa benefit plan that is subject to an individual’s control .

(3)	Under certain circumstances, purchases or sales of securities in other companies and transactions made in foreign securities markets.

An insider trading is prohibited by the Company. While the Company has established rules to avoid from insider trading, any person who is found to likely have involved in an insider trading shall be reported to relevant authority for investigation.

Article 12 Preventing from corruption and bribery

All directors, supervisors, managers, and employees shall comply with Ethical Corporate Management Best Practice Principles for the Company and the following regulations:

1.	Shall not provide, commit, demand, or accept illegal gains in any form directly or indirectly in order to establish a business relationship or affect commercial transactions.

2.	Shall make donation directly or indirectly to political parties or organizations and individuals involved in political activities only in accordance with the Political Donations Act and internal relevant business procedure of company, and shall not acquire any commercial interest and/or trade advantages.

3.	Shall make charity donations or execute sponsorships only in accordance with relevant rules and internal operational procedure which shall not engage in any bribery.

Article 13 Implementing environmental protection and establishing a healthy and safe working environment

Directors, supervisors, managers, and employees of the Company shall comply with environmental protection related to laws and regulations, as well as the company internal rules for implementing the company’s environmental protection concept and realizing the company’s commitment to environmental protection. The Company values efficiency and recycle of various resources in all business activities. The Company actively participates in environmental protection activities and strives to protect environment.

Directors, supervisors, managers, and employees, shall comply with applicable domestic and international laws, regulations, and the company’s internal rules for maintenance of safety of working environment and physical/mental health. The Company provides employees with periodical health examination, safety education, health education and training, and physical/mental health activities. Customers’ health and safety is the first priority in all business activities. The Company provides customers with the relevant information for correct use of products and services as well as management methods.

Article 14 Reporting and handling discovered violations against the Code of Ethics

Where a director, supervisor, manager, and an employee becomes aware of or engages in any conduct or activity that is likely to violate this Code of Ethics or an applicable law or regulation, he/she shall promptly report the event to the Company’s Human Resources Department. Any person making the report shall provide enough information to enable the Company to properly address the matter.

The Company has established related procedures for submitting matters regarding accounting, internal accounting controls, or auditing matters to the Audit Committee.

Any person will not be subject to retaliation of any kind (or threat of retaliation) for reporting any ethical concerns, suspected violations to securities related law, or other suspected misconduct in good faith. Any person who believes that he/she has been under a retaliation (or threatened or harassed) as a result of above action shall immediately report the matter to his/her immediate supervisor or the Company’s Human Resources Department.

Article 15 Full understanding and compliance with this Code of Ethics

Each director, supervisor, manager, and employee is obliged to carefully read, clearly understand, and comply with this Code of Ethics and, as necessary, to seek clarification on any key point. Where a manager or employee fails to comply with this Code of Ethics, including supervisors who fail to make a report, may be subject to disciplinary action of termination of the employment agreement.

The Company shall actively remind the importance of compliance with the company’s policies. Any violation of certain of the Company’s policies is likely to cause the Company and the relevant personnel to be responsible for civil liability and damages, administrative penalty, or criminal prosecution.

Any doubt regarding this Code of Ethics shall be directed to the immediate supervisor or the Company’s Human Resources Department.

Article 16 Waivers

The Company may, by a prior approval, waive application to this Code of Ethics for directors, supervisors, managers, and employees under certain limited situations. The waivers for directors, supervisors, or senior managers shall be granted by the Board. Waivers of other personnel shall be reviewed by a special committee chaired by the Senior Executive Vice President of the company. Where the waiver shall be granted if it is in compliance with the laws or company rules, the waiver that is not in violation of the company’s legitimate business policies may be granted at discretion.

The Company shall promptly disclose to the shareholders about the names of directors, supervisors, or senior managers receiving the waiver, the contents of and reason for such waiver and state the same in the Company’s public periodic report for the next issue.

Article 17 Application to affiliates and organization

Group enterprises or entities such as the Company’s subsidiaries, institutes with direct or indirect cumulative donation funds exceeding 50%, and institutions or legal persons with substantial controlling power shall proceed with business activities in accordance with this Code of Ethics and may establish relevant provisions for need of business operation.

Article 18 Riders

This Code of Ethics is established solely for the internal use by the Company. It is not intended to and does not give any rights to any employee, customer, supplier, competitor, shareholder, or any other person or entity. It does not in any way constitute a commitment, by or on behalf of the Company, as to any fact, circumstance or legal conclusion.

Article 19 Enforcement

This Code of Ethics is enforced upon the approval of the Board and the same procedures will apply to amendment thereafter from time to time.